Exhibit 99.2

IKON HOLDS 2008 ANNUAL MEETING OF SHAREHOLDERS

MALVERN, Pa. – February 27, 2008 – IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today held its 2008 Annual Meeting of Shareholders at its headquarters in Malvern, Pennsylvania. At the meeting, shareholders approved the re-election of 11 members of the Board of Directors, including Philip E. Cushing, Matthew J. Espe, Thomas R. Gibson, Richard A. Jalkut, Arthur E. Johnson, Kurt M. Landgraf, Gerald Luterman, William E. McCracken, William L. Meddaugh, Hellene S. Runtagh and Anthony P. Terracciano. Shareholders also ratified the selection of PricewaterhouseCoopers LLP as IKON’s independent auditor for fiscal 2008.

Slides from the 2008 Annual Meeting of Shareholders are available on IKON’s website, www.ikon.com, in the Investor Relations section (select Calendar and Presentations).

About IKON
IKON Office Solutions, Inc. (www.ikon.com) is the world’s largest independent channel for document management systems and services, enabling customers to improve document workflow and increase efficiency. IKON integrates best-in-class copiers, printers and MFP technologies from leading manufacturers, such as Canon, Ricoh, Konica Minolta, and HP, and document management software and systems from companies like Captaris, Kofax, EFI, eCopy and others, to deliver tailored, high-value solutions implemented and supported by its global services organization – IKON Enterprise Services. With fiscal year 2007 revenue of $4.2 billion, IKON has approximately 25,000 employees in over 400 locations throughout North America and Western Europe.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions, Inc. All other trademarks are the property of their respective owners.

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